Exhibit 10.5

Enstar Group Limited

P.O. HM Box 2267, Windsor Place, 3rd Floor

22 Queen Street

Hamilton, HM JX

Bermuda

August 11, 2014

Attn: Nicholas A. Packer, Executive Vice President and Joint Chief Operating Officer

Re: Extension of Employment Agreement Term

Dear Nick,

In recognition of your continued valuable service to Enstar Group Limited, we wish to amend your Amended and Restated Employment Agreement, originally dated May 1, 2007 (as amended), which is attached as Exhibit A, and further amended by way of letter agreement dated April 25, 2012, which is attached as Appendix 1 (collectively, your “Employment Agreement”). We wish to extend the Term of the Employment Agreement (as defined in the Employment Agreement) for an additional term of one year. The modified Term shall be six years commencing on January 1, 2012, as further extended or unless sooner terminated in accordance with the other provisions of the Employment Agreement. For purposes of Section A of Exhibit A to your Employment Agreement, “the fifth anniversary of the date hereof” shall now read “December 31, 2017”.

If you agree to this extension of the Term of your Employment Agreement, please sign the letter in the space provided below and return it to me.

Sincerely,

Enstar Group Limited

/s/ Dominic F. Silvester
Dominic F. Silvester, Chief Executive Officer

Accepted and agreed to

this 11th day of August 2014

/s/ Nicholas A. Packer

Nicholas A. Packer

Appendix 1 – 2012 Letter Agreement

Enstar Group Limited

P.O. Box HM 2267, Windsor Place, 3rd Floor

18 Queen Street

Hamilton, HM JX

Bermuda

April 25, 2012

Attn: Nicholas A. Packer, Executive Vice President and Joint Chief Operating Officer

Re: Extension of Employment Agreement Term

Dear Nick,

In recognition of your valuable service to Enstar Group Limited over the past few years, we wish to amend your Employment Agreement, dated May 1, 2007, as amended, which is attached as Exhibit A, to extend its Term (as defined in the Employment Agreement) for an additional term of five years. The modified Term shall be five years commencing on January 1, 2012, as further extended or unless sooner terminated in accordance with the other provisions of the Employment Agreement. For purposes of Section A of Exhibit A to your Employment Agreement, “the fifth anniversary of the date hereof” shall now read “December 31, 2016”.

If you agree to this extension of the Term of your Employment Agreement, please sign the letter in the space provided below and return it to me.

Sincerely,

Enstar Group Limited

/s/ Dominic F. Silvester
Dominic F. Silvester, Chief Executive Officer

Accepted and agreed to

this 25th day of April 2012

/s/ Nicholas A. Packer

Nicholas A. Packer

Exhibit A – Existing Employment Agreement

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is dated as of May 1, 2007, between Enstar Group Limited (formerly known as Castlewood Holdings Limited), a Bermuda corporation (“Company”), and Nicholas Packer (“Executive”).

BACKGROUND

Company desires to employ Executive, and Executive desires to be an employee of Company, on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

TERMS

1. CAPACITY AND DUTIES

1.1 Employment; Acceptance of Employment. Company hereby employs Executive and Executive hereby agrees to continue employment by Company for the period and upon the terms and conditions hereinafter set forth. Effective on the date hereof, this Agreement replaces the Employment Agreement between Company and Executive, dated as of April 1, 2006 and amended and restated on May 23, 2006, and the rights and obligations of each party shall be governed by this Agreement.

1.2 Capacity and Duties.

(a) Executive shall serve as an Executive Vice President of Company. Executive shall perform such duties and shall have such authority consistent with his position as may from time to time be specified by the Chief Executive Officer of Company. Executive shall report directly to the Chief Executive Officer of Company and his principal place of business shall be Company’s office in Bermuda and his secondary places of business may be in continental Europe. It is recognised that extensive travel may be necessary or appropriate in connection with the performance of Executive’s duties hereunder.

(b) Executive shall devote his full working time and energy, skill and best efforts to the performance of his duties hereunder, in a manner that will comply with Company’s rules and policies and will faithfully and diligently further the business and interests of Company. Executive shall not be employed by or participate or engage in or in any manner be a part of the management or operation of any business enterprise other than Company without the prior written consent of Company, which consent may be granted or withheld in the reasonable discretion of the Board of Directors of Company. Notwithstanding anything herein to the contrary, nothing shall preclude Executive from

(i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable, community and other business affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his responsibilities and duties hereunder.

2. TERM OF EMPLOYMENT

2.1 Term. The term of Executive’s employment hereunder shall be five years commencing on the date hereof, as further extended or unless sooner terminated in accordance with the other provisions hereof (the “Term”). Except as hereinafter provided, on the fifth anniversary of the commencement date and on each subsequent anniversary thereof, the Term shall be automatically extended for one year unless either party shall have given to the other party written notice of termination of this Agreement at least 120 days prior to such anniversary. If written notice of termination is given as provided above, Executive’s employment under this Agreement shall terminate on the last day of the Term.

3. COMPENSATION

3.1 Basic Compensation. As compensation for Executive’s services during the first twelve months of the Term, Company shall pay to Executive a salary at the annual rate of $465,000 payable in periodic installments in accordance with Company’s regular payroll practices in effect from time to time. For each subsequent twelve-month period of Executive’s employment hereunder, Executive’s salary shall be in the amount of his initial annual salary with such increases, as may be established by the Board of Directors of Company in consultation with Executive provided that the increase in base salary with respect to each subsequent twelve-month period shall not be less than the product of Executive’s base salary multiplied by the annual percentage increase in the retail price index (expressed as a decimal) for the United States, as reported in the most recent report of the U.S. Department of Labor for the preceding twelve-month period. Once increased, Executive’s annual salary cannot be decreased without the written consent of Executive. Executive’s annual salary, as determined in accordance with this Section 3.1, is hereinafter referred to as his “Base Salary.”

3.2 Performance Bonus. Executive shall, following the completion of each fiscal year of Company during the Term, be eligible for a performance bonus in accordance with Company’s performance bonus plan. Executive shall also be eligible for additional equity and other incentive awards, at a level commensurate with his position and in accordance with the policies and practices of the Company.

3.3 Employee Benefits. During the Term, Executive shall be entitled to participate in such of Company’s employee benefit plans and benefit programs, as may from time to time be provided by Company. In addition, during the Term, Executive shall be entitled to the following:

(a) a housing allowance equal to $8,500 per month;

(b) a life insurance policy in the amount of five times the Executive’s Base Salary, provided that Executive assists Company in the procurement of such policy (including, without limitation, submitting to any required physical examinations and completing accurately any applicable applications and or questionnaires);

(c) fully comprehensive medical and dental coverage on a worldwide basis for the Executive, his spouse and dependents and an annual medical examination for same;

(d) long term disability coverage, including coverage for serious illness, and full compensation paid by Company during the period up to and until Executive begins receiving benefits under such long term disability plan. In the event that the generally applicable group long-term disability plan contains a limitation on benefits that would result in Executive’s being entitled to benefit payments under such plan which are less than 50% of his salary, Company shall provide Executive with an individual disability policy paying a benefit amount that, when coupled with the group policy benefit payable, would provide Executive with aggregate benefits in connection with his long-term disability equal to 50% of such salary (provided that, if an individual policy can not be obtained for such amount on commercially reasonable rates and on commercially reasonable terms, Company shall provide Executive with a policy providing for the greatest amount of individual coverage that is available on such standard terms and rates). Provision of any individual disability policy will also be contingent upon Executive being able to be insured at commercially reasonable rates and on commercially reasonable terms and upon Executive assisting Company in the procurement of such policy (including, without limitation, submitting to any required physical examinations and completing accurately any applicable applications and or questionnaires);

(e) payment from the company of an amount equal to 10% of Executive’s Base Salary each year to Executive as contribution to his pension plans; and

(f) During the Term, Executive will be reimbursed for one return trip for his family to/from Bermuda each calendar year. Executive’s wife may travel business class and his children may travel premium economy class.

3.4 Vacation. During the Term, Executive shall be entitled to a paid vacation of 30 days per year (including 30 days during 2007).

3.5 Expense Reimbursement. Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time. In addition, Company shall, upon receipt of appropriate documentation, reimburse Executive for all reasonable moving expenses incurred by him in moving his and his family’s residence from the United Kingdom.

4. TERMINATION OF EMPLOYMENT

4.1 Death of Executive. If Executive dies during the Term, and for the year in which Executive dies, Company achieves the performance goals established in accordance with any incentive plan in which Executive participates, Company shall pay Executive’s estate an amount equal to the bonus that Executive would have received had he been employed by Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365. In addition, Executive’s spouse and dependents (if any) shall be entitled for a period of 36 months, to continue to receive medical benefits coverage (as described in Section 3.3) at Company’s expense if and to the extent Company was paying for such benefits for Executive’s spouse and dependents at the time of Executive’s death.

4.2 Disability. If Executive is or has been materially unable for any reason to perform his duties hereunder for 120 days during any period of 150 consecutive days, Company shall have the right to terminate Executive’s employment upon 30 days’ prior written notice to Executive at any time during the continuation of such inability, in which event Company shall thereafter be obligated to continue to pay Executive’s Base Salary for a period of 36 months, periodically in accordance with Company’s regular payroll practices and, within 30 days of such notice, shall pay any other amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination. The amount of payments to Executive under disability insurance policies paid for by Company shall be credited against and shall reduce the Base Salary otherwise payable by Company following termination of employment. If, for the year in which Executive’s employment is terminated pursuant to this Section, Company achieves the performance goals established in accordance with any incentive plan in which Executive participates, Company shall pay Executive an amount equal to the bonus that Executive would have received had he been employed by Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365. Executive shall be entitled for a period of 36 months, to continue to receive at Company’s expense medical benefits coverage (as described in Section 3.3) for Executive and Executive’s spouse and dependents (if any) if and to the extent Company was paying for such benefits to Executive and Executive’s spouse and dependents at the time of such termination.

4.3 Termination for Cause. Executive’s employment hereunder shall terminate immediately upon notice that the Board of Directors of Company is terminating Executive for Cause (as defined herein), in which event Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination. “Cause” shall mean (a) fraud or dishonesty in connection with Executive’s employment that results in a material injury to Company, (b) conviction of any felony or crime involving fraud or misrepresentation or (c) after Executive has received written notice of the specific material and continuing failure of Executive to perform his duties hereunder (other than death or disability) and has failed to cure such failure within 30 days of receipt of the notice, or (d) material and continuing failure to follow reasonable instructions of the Board of Directors after Executive has received at least prior written notice of the specific material and continuing failure to follow instructions and has failed to cure such failure within 30 days of receipt of the notice.

4.4 Termination without Cause or for Good Reason.

(a) If (1) Executive’s employment is terminated by Company for any reason other than Cause or the death or disability of Executive, or (2) Executive’s employment is terminated by Executive for Good Reason (as defined herein):

(i) Company shall pay Executive any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination;

(ii) Company shall pay Executive a lump sum amount equal to three times the Base Salary payable to him;

(iii) Executive shall be entitled to continue to receive medical benefits coverage (as described in Section 3.3) for Executive and Executive’s spouse and dependents (if any) at Company’s expense for a period of 36 months;

(iv) Anything to the contrary in any other agreement or document notwithstanding, each outstanding equity incentive award granted to Executive before, on or within three years after the date hereof shall become immediately vested and exercisable on the date of such termination; and

(v) In addition, if, for the year in which Executive is terminated, Company achieves the performance goals established in accordance with any incentive plan in which Executive participates, Company shall pay an amount equal to the bonus that Executive would have received had he been employed by Company for the full year.

(b) Upon making the payments described in this Section 4.4, Company shall have no further obligation to Executive under this Agreement.

(c) “Good Reason” shall mean the following:

(i) material breach of Company’s obligations hereunder, provided that Executive shall have given written notice thereof to Company, and Company shall have failed to remedy the circumstances within 30 days;

(ii) the relocation of Executive’s principal business office outside of Bermuda without the Executive’s prior agreement; or

(iii) any material reduction in Executive’s duties or authority.

4.5 Change in Control.

(a) If, during the Term, there should be a Change of Control (as defined herein), and within 1 year thereafter either (i) Executive’s employment should be terminated for any reason other than for Cause or (ii) Executive terminates his employment for Good Reason (as defined in Section 4.4):

(i) Company shall pay Executive any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination;

(ii) Company shall pay Executive a lump sum amount equal to three times Executive’s then current Base Salary;

(iii) Executive shall be entitled to continue to receive medical benefits coverage (as described in Section 3.3) for Executive and Executive’s spouse and dependents (if any) at Company’s expense for a period of 36 months;

(iv) Anything to the contrary in any other agreement or document notwithstanding, each outstanding equity incentive award granted to Executive before, on or after the date hereof shall become immediately vested and exercisable on the date of such termination; and

(v) In addition, if, for the year in which Executive is terminated, Company achieves the performance goals established in accordance with any incentive plan in which Executive participates, Company shall pay an amount equal to the bonus that Executive would have received had he been employed by Company for the full year.

(b) Upon making the payments described in this Section 4.5, Company shall have no further obligation to Executive under this Agreement.

(c) A “Change in Control” of Company shall mean:

(i) the acquisition by any person, entity or “group” required to file a Schedule 13D or Schedule 14D-1 under the Securities Exchange Act of 1934 (the “1934 Act”) (excluding, for this purpose, Company, its subsidiaries, any employee benefit plan of Company or its subsidiaries which acquires ownership of voting securities of Company, and any group that includes Executive) of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 50% or more of either the then outstanding ordinary shares or the combined voting power of Company’s then outstanding voting securities entitled to vote generally in the election of directors;

(ii) the election or appointment to the Board of Directors of Company, or resignation of or removal from the Board, of directors with the result that the individuals who as of the date hereof constituted the Board (the “Incumbent Board”) no longer constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose appointment, election, or nomination for election by Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board (other than an appointment, election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii) approval by the shareholders of Company of: (i) a reorganization, merger or consolidation by reason of which persons who were the shareholders of Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, or (ii) a liquidation or dissolution of Company or the sale, transfer, lease or other disposition of all or substantially all of the assets of Company (whether such assets are held directly or indirectly).

5. RESTRICTIVE COVENANTS

5.1 Restrictive Covenants.

(a) Executive acknowledges that he is one of a small number of key executives and that in such capacity, he will have access to confidential information of the Company and will engage in key client relationships on behalf of the Company and that it is fair and reasonable for protection of the legitimate interests of the Company and the other key executives of the Company that he should accept the restrictions described in Exhibit A hereto.

(b) Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all documents, accounts, letters and papers of every description relating to the affairs and business of the Company or any of its subsidiaries, and copies thereof in Executive’s possession or under his control.

(c) Executive acknowledges and agrees that the covenants and obligations of Executive in Exhibit A and this Section 5.1 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in Exhibit A and this Section 5.1. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

(d) Executive agrees that if he applies for, or is offered employment by (or is to provide consultancy services to) any other person, firm, company, business entity or other organization whatsoever (other than an affiliate of the Company) during the restriction periods set forth in Exhibit A, he shall promptly, and before entering into any contract with any such third party, provide to such third party a full copy of Exhibit A and this Section 5.1 in order to ensure that such other party is fully aware of Executive’s obligations hereunder.

5.2 Intellectual Property Rights. Executive recognizes and agrees that Executive’s duties for the Company may include the preparation of materials, including written or graphic materials for the Company or its affiliate, and that any such materials conceived or written by Executive shall be done within the scope of his employment as a “work made for hire.” Executive agrees that because any such work is a “work made for hire,” the Company (or the relevant affiliate of the Company) will solely retain and own all rights in said materials, including rights of copyright. Executive agrees to disclose and assign to the Company his entire right, title and interest in and to all inventions and improvements related to the Company’s business or to the business of the Company’s affiliates (including, but not limited to, all financial and sales information), whether patentable or not, whether made or conceived by him individually or jointly with others at any time during his employment by the Company hereunder. Such inventions and improvements are to become and remain the property of the Company and Executive shall take such actions as are reasonably necessary to effectuate the foregoing.

6. MISCELLANEOUS

6.1 Key Employee Insurance. Company shall have the right at its expense to purchase insurance on the life of Executive, in such amounts as it shall from time to time determine, of which Company shall be the beneficiary. Executive shall submit to such physical examinations as may reasonably be required and shall otherwise cooperate with Company in obtaining such insurance.

6.2 Indemnification/Litigation. Company shall indemnify and defend Executive against all claims arising out of Executive’s activities as an officer or employee of Company or its affiliates to the fullest extent permitted by law and under Company’s organizational documents. At the request of Company, Executive shall during and after the Term render reasonable assistance to Company in connection with any litigation or other proceeding involving Company or any of its affiliates. Company shall provide reasonable compensation to Executive for such assistance rendered after the Term.

6.3 No Mitigation. In no event shall Executive be required to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment after termination of his employment hereunder.

6.4 Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof.

6.5 Assignment; Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by Company only with the Executive’s consent and only to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Company in the business or substantially all of the business presently operated by it. Any Change in Control is deemed an assignment. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

6.6 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by facsimile, receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)	If to Company:

Enstar Group Limited P.O. Box HM 2267 Windsor Place, 3rd Floor 18 Queen Street Hamilton HM JX Bermuda

Attention: Paul O’Shea Facsimile No.: 1 441 292 6603

(b)	If to Executive:

Nicholas Packer Apartment 7B Grosvenor Court Pembroke HM08 Bermuda

6.7 Entire Agreement; Modification; Advice of Counsel.

(a) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. No addendum, amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy with respect to such occurrence or with respect to any other occurrence.

(b) Executive acknowledges that he has been afforded an opportunity to consult with his counsel with respect to this Agreement.

6.8 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of Bermuda, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law.

6.9 Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same Agreement.

6.10 Further Assurances. Each of the parties hereto shall execute such further instruments and take such additional actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ENSTAR GROUP LIMITED

By:	/s/ Richard J. Harris
Name: Richard J. Harris
Title: Chief Financial Officer

/s/ Nicholas Packer
Nicholas Packer

Exhibit A

Restrictive Covenants

A.	Noncompetition. During the Term and, if Executive fails to remain employed through the fifth anniversary of the date hereof, for a period of eighteen (18) months after Executive’s employment terminates (the “Restriction Period”), Executive shall not, without the prior written permission of the Board, directly or indirectly engage in any Competitive Activity. The term “Competitive Activity” shall include (i) entering the employ of, or rendering services to, any person, firm or corporation engaged in the insurance and reinsurance run-off or any other business in which the Company or any of its affiliates has been engaged at any time during the last twelve months of the Term and to which Executive has rendered services or about which Executive has acquired Confidential Information or by which Executive has been engaged at any time during the last twelve months of his period of employment hereunder and in each case in any jurisdiction in which the Company or any of its affiliates has conducted substantial business (hereinafter defined as the “Business”); (ii) engaging in the Business for Executive’s own account or (becoming interested in any such Business, directly or indirectly, as an individual, partner, shareholder, member, director, officer, principal, agent, employee, trustee, consultant, or in any other similar capacity; provided, however, nothing in this Paragraph A shall prohibit Executive from owning, solely as a passive investment, 5% or less of the total outstanding securities of a publicly-held company, or any interest held by Executive in a privately-held company as of the date of this Agreement; provided further that the provisions of this Paragraph A shall not apply in the event Executive’s employment with the Company is terminated without Cause or with Good Reason.

B.

Confidentiality. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate regulatory authority, Executive shall not disclose and shall use his best endeavours to prevent the disclosure of any trade secrets, customer lists, market data, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans or financial records, or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or affiliates or information designated as confidential or proprietary that the Company or any of its subsidiaries or affiliates may receive belonging to clients or others who do business with the Company or any of its subsidiaries or affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or any of its subsidiaries or affiliates or is in the public domain (other than by reason of Executive’s breach of this Paragraph B). In the event that Executive is required to disclose Confidential Information in a legal proceeding, Executive shall provide the Company with notice of such request as soon as reasonably practicable, so that the Company may timely seek an appropriate protective order or waive compliance with this Paragraph B, except if such notice would be unlawful or would place Executive in breach of an undertaking he is required to give by law or regulation.

C.	Non-Solicitation of Employees. During the Restriction Period, Executive shall not, without the prior written permission of the Board, directly or indirectly induce any Senior Employee of the Company or any of its affiliates to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, offer employment to or employ any Senior Employee unless such person shall have ceased to be employed by the Company or any affiliate for a period of at least six (6) months. For the purpose of this Paragraph C, “Senior Employee” shall mean a person who, at any time during the last twelve months of Executive’s period of employment hereunder:

(i) is engaged or employed (other than in a clerical, secretarial or administrative capacity) as an employee, director or consultant of the Company or its affiliates; and

(ii) is or was engaged in a capacity in which he obtained Confidential Information; and

(iii) had personal dealings with Executive.

D.	Non-Disparagement. Executive shall not do or say anything adverse or harmful to, or otherwise disparaging of, the Company or its subsidiaries and their respective goodwill. The Company shall not, and shall use reasonable efforts to ensure that its officers, directors, employees and subsidiaries do not do or say anything adverse or harmful to, or otherwise disparaging of, Executive and his goodwill; provided that no action by either party in connection with the enforcement of its rights hereunder shall be construed as a violation of this Paragraph D.

E.	Definition. In this Exhibit A, “directly or indirectly” (without prejudice to the generality of the expression) means whether as principal or agent (either alone or jointly or in partnership with any other person, firm or company) or as a shareholder, member or holder of loan capital in any other company or being concerned or interested in any other person, firm or company and whether as a director, partner, consultant, employee or otherwise.

F.	Severability. Each of the provisions contained in this Exhibit A is and shall be construed as separate and severable and if one or more of such provisions is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason, the remaining provisions of this Exhibit A or part thereof, as appropriate, shall continue to be in full force and effect.

May 4, 2011

Enstar Group Limited

P.O. Box 2267, Windsor Place, 3rd Floor

18 Queen Street

Hamilton, HM JX

Bermuda

Attn: Dominic F. Silvester

Re: Waiver of Housing Allowance under Employment Agreement

Dear Dominic,

Effective January 1, 2011, I hereby waive my right to a housing allowance under my Employment Agreement with Enstar Group Limited, dated May 1, 2007, in consideration of the Compensation Committee’s decision to increase my annual base salary by an amount equal to the annual amount of the housing allowance.

Sincerely,

/s/ Nicholas A. Packer
Nicholas A. Packer

Accepted and agreed to

this 4th day of May, 2011

ENSTAR GROUP LIMITED

By:	/s/ Dominic F. Silvester
Name: Dominic F. Silvester
Title: Chairman and Chief Executive Officer